Exhibit 99.1

Shore Bancshares, Inc.
18 E. Dover Street
Easton, Maryland 21601
Phone 410-822-1400

PRESS RELEASE

Shore Bancshares Reports Increased Earnings for 2006 and Dividend Increase

Easton, Maryland (02/05/2007) - Shore Bancshares, Inc. (NASDAQ: SHBI) reported 2006 earnings of $13.6 million or $1.61 per diluted share, an increase of 5.2% when compared to $12.9 million or $1.55 per diluted share for 2005. Fourth quarter earnings were $3.05 million or $0.36 per diluted share, compared to $3.1 million or $0.37 per diluted share for the fourth quarter of 2005.

The company also announced that its Board of Directors has increased the quarterly cash dividend on its common stock to $.16 per share from $.15 per share. The increase brings the annualized dividend yield on shares of the common stock to 2.26% based on the closing stock price on February 2, 2007 of $28.38 per share as reported on The Nasdaq Stock Market. The cash dividend will be paid on February 28, 2007 to stockholders of record as of February 15, 2007.

“Our performance for the full year was solid, with good loan growth throughout the year and a healthy 11.7% increase in fee income,” said W. Moorhead Vermilye, President and Chief Executive Officer. “The net interest margin over 2006 was consistent with the prior year at 4.69%, despite the ongoing difficult rate environment and intense competition for deposits throughout our markets. During the fourth quarter, we added more to the provision for credit losses than was allocated for the comparable period of last year, primarily in an act of prudence to account for healthy loan growth across the portfolios. Overall credit quality remains excellent, however.”

“Also during the quarter, we continued to make investments in our infrastructure to support future growth and, notably, in higher personnel costs, as merger-related disruption in our local markets is enabling us to recruit seasoned lenders and valuable senior talent. We anticipate further near-term opportunities to add well-known local bankers, as we believe that we are becoming the employer of choice on the Delmarva Peninsula,” said Vermilye. “The combined impact of our infrastructure investments and the prolonged disappointing external rate environment did impacted fourth quarter earnings, but we are managing this organization for longer-term value and, as suggested by the Board’s decision to increase the common stock dividend, we are confident in our ability to execute on our strategic growth plan as we move into 2007. We believe that our Delmarva markets are healthy and growing, we are clearly focused on the fundamentals of good community banking, and we believe we are well-positioned to take advantage of consolidation-related disruption in our industry.”

The Company’s return on average assets for the year ended December 31, 2006 was 1.52%, compared to 1.51% for the same period last year. The return on average stockholders’ equity was 12.66% for the year ended December 31, 2006, compared to 13.20% for the year ended December 31, 2005.

At December 31, 2006, total assets were $945.6 million, total deposits were $774.2 million, and total stockholders’ equity was $111.3 million, compared to $851.6 million, $705 million, and $101.4 million, respectively, at December 31, 2005. The increase in total assets of $94 million since December 31, 2005 was primarily related to loan growth. Loans increased $72 million during 2006, totaling $699.7 million at December 31, 2006.

Review of Financial Results for the Quarter
Net interest income for the fourth quarter of 2006 was $9.7 million, an increase of 2.7% over the $9.4 million earned during the same period last year. An increased volume of earning assets, concentrated in loans, as well as higher overall yields were the reasons for the growth in net interest income. The Company’s net interest margin for the quarter ended December 31, 2006 remained flat at 4.42%, compared to 4.41% for the same period in 2005. The market for deposits remained competitive throughout the fourth quarter of 2006, resulting in higher rates paid for interest bearing deposits. The cost of interest bearing liabilities increased 108 basis points to 3.23% for the quarter ended December 31, 2006 when compared to the same quarter in 2005.

The provision for credit losses for the three-month periods ended December 31, 2006 and 2005 was $526,000 and $230,000, respectively. Net charge-offs were $69,000 for the three months ended December 31, 2006, compared to a net recovery of $25,000 for the same period last year. The increase in the provision for the fourth quarter of 2006 over the same period last year is the result of an increase in nonaccrual loans and growth of the loan portfolio. Management believes that the provision for credit losses and the resulting allowance are adequate at December 31, 2006.

Noninterest income for the fourth quarter of 2006 improved by $186,000 to $2.9 million when compared to the fourth quarter of 2005. Increases in service charges, insurance agency commissions and other noninterest income all contributed to the growth.

Noninterest expense for the fourth quarter of 2006 increased $522,000 to $7.2 million when compared to the fourth quarter of 2005. The increase was primarily attributable to increased salaries and benefits costs of $288,000 and other operating expense increases of $194,000.

Review of Full-Year Financial Results
Net interest income for the year ended December 31, 2006 increased 9.6% or $3.4 million to $38.9 million when compared to 2005. The increase is the result of growth in earning assets, concentrated in the loan portfolio, as well as an increase in noninterest income. The yield on earning assets increased 73 basis points to 6.98% and the overall cost of interest bearing liabilities increased 91 basis points to 2.85% for the year ended December 31, 2006 when compared to 2005. The Company’s net interest margin remained flat at 4.69% for the year when compared to last year.

The provision for credit losses for the years ended December 31, 2006 and 2005 was $1,493,000 and $967,000, respectively. Net charge-offs were $429,000 and $267,000 for the years ended December 31, 2006 and 2005, respectively. The increased provision relates to an increase in nonaccrual loans and the overall growth of the loan portfolio.

Noninterest income for the year ended December 31, 2006 totaled $12.8 million, an increase of 11.7% when compared to $11.5 million for 2005. Service charge income increased $259,000, insurance agency commissions increased $360,000 and other noninterest income increased $724,000 for the year ended December 31, 2006 when compared to 2005. The increase in other noninterest income is primarily attributable to trust and investment management fee increases of approximately $196,000 due to growth in assets under management, increased commission income from mortgages originated for the secondary market of $197,000 and gains on life insurance policies of approximately $174,000 relating to a deferred compensation plan. The Company began trust operations in the third quarter of 2005.

Noninterest expense for the year ended December 31, 2006 increased $3.1 million or 12.2% to $28.5 million when compared to the 2005. The majority of the increase relates to salary and benefit increases totaling $1.9 million that resulted primarily from the expansion of services and new branch locations. Other noninterest expenses increased $778,000 as a result of overall growth of the Company.

Shore Bancshares Information
Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland’s Eastern Shore. It is the parent company of three banks, The Talbot Bank of Easton, Maryland, The Centreville National Bank of Maryland, and The Felton Bank; two insurance producer firms, The Avon-Dixon Agency, LLC and Elliott Wilson Insurance, LLC; an insurance premium finance company, Mubell Finance, LLC; and a registered investment adviser firm, Wye Financial Services, LLC.

Forward-Looking Statements
This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objections. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Shore Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

For further information contact: W. Moorhead Vermilye, President and CEO Ph: (410)822-1400

Financial Highlights
(Dollars in thousands, except per share data)	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2006	2005	% Change	2006	2005	% Change
PROFITABILITY FOR THE PERIOD:
Net interest income	$9,671	$9,413	2.7%	$38,896	$35,485	9.6%
Provision for loan and lease losses	526	230	128.7%	1,493	810	84.3%
Noninterest income	2,926	2,740	6.8%	12,839	11,498	11.7%
Noninterest expense	7,189	6,667	7.8%	28,534	25,431	12.2%
Income before income taxes	4,882	5,256	-7.1%	21,708	20,742	4.7%
Income Taxes	1,829	2,118	-13.6%	8,154	7,854	3.8%
Net income	3,053	3,138	-2.7%	13,554	12,888	5.2%
Return on average assets	1.30%	1.48%	-12.4%	1.52%	1.51%	0.5%
Return on average equity	11.06%	12.48%	-11.4%	12.66%	13.20%	-4.1%
Net interest margin	4.42%	4.41%	0.2%	4.70%	4.69%	0.2%
Efficiency ratio	57.07%	54.86%	4.0%	55.15%	54.13%	1.9%

PER SHARE DATA: (1)
Basic net income	$0.36	$0.38	-5.3%	$1.62	$1.55	4.3%
Diluted net income	$0.36	$0.37	-3.6%	$1.61	$1.55	4.1%
Dividends declared	$0.15	$0.14	7.1%	$0.59	$0.53	10.6%
Book Value	$13.28	$12.19	8.9%	$13.28	$12.19	8.9%
Tangible book value	$11.67	$10.53	10.8%	$11.67	$10.53	10.8%
Average fully diluted shares	8,399,666	8,363,193	0.4%	8,393,011	8,342,634	0.6%

AT PERIOD-END:
Assets	$945,649	$851,638	11.0%	$945,649	$851,638	11.0%
Deposits	$774,182	$704,958	9.8%	$774,182	$704,958	9.8%
Loans and leases	$699,719	$627,463	11.5%	$699,719	$627,463	11.5%
Securities	$130,246	$121,070	7.6%	$130,246	$121,070	7.6%
Stockholders' equity	$111,327	$101,448	9.7%	$111,327	$101,448	9.7%

CAPITAL AND CREDIT QUALITY RATIOS:
Average equity to average assets	11.72%	11.86%		11.98%	11.86%
Allowance for loan and lease losses to loans and leases	0.90%	0.83%		0.90%	0.83%
Nonperforming assets to total assets	0.85%	0.13%		0.85%	0.13%
Annualized net charge-offs (recoveries) to average loan and leases	0.06%	0.04%		0.06%	0.04%

(1) All per share data has been adjusted to give retroactive effect of a 3 for 2 stock split in the form of a stock dividend declared on May 4, 2006.

Consolidated Balance Sheets
(Dollars in thousands, except per share data)
	December 31,	December 31,
	2006	2005
ASSETS
Cash and due from banks	$26,511	$28,990
Federal funds sold	19,622	25,401
Interest-bearing deposits with banks	33,540	13,068
Investments available-for-sale (at fair value)	116,275	106,160
Investments held-to-maturity	13,971	14,911

Total loans and leases	699,719	627,463
Less: allowance for loan and lease losses	(6,300)	(5,236)
Net loans and leases	693,419	622,227

Premises and equipment, net	15,974	15,187
Accrued interest receivable	4,892	3,897
Goodwill	11,939	11,939
Other intangible assets, net	1,569	1,906
Other assets	7,937	7,952

Total assets	$945,649	$851,638

LIABILITIES
Noninterest-bearing deposits	109,962	113,244
Interest-bearing deposits	664,220	591,714

Total deposits	774,182	704,958

Short-term borrowings	26,524	35,848
Other long-term borrowings	27,000	4,000
Accrued interest payable and other liabilities	6,616	5,384

Total liabilities	834,322	750,190

STOCKHOLDERS’ EQUITY
Common stock -- par value $0.01; shares authorized 35,000,000; shares issued and outstanding 8,383,395	84	55
Additional paid in capital	29,688	29,014
Retained earnings	82,279	73,642
Accumulated other comprehensive income	(724)	(1,263)
Total stockholders’ equity	111,327	101,448

Total liabilities and stockholders’ equity	$945,649	$851,638

Consolidated Statements of Income
(Dollars in thousands, except per share data)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Interest Income:
Interest and fees on loans and leases	$13,261	$11,275	$50,572	$41,848
Interest on deposits with banks	445	90	939	110
Interest and dividends on securities:
Taxable	1,227	1,002	4,452	3,790
Exempt from federal income taxes	133	142	549	577
Interest on federal funds sold	529	342	1,459	1,059
Total interest income	15,595	12,851	57,971	47,384

Interest expense:
Interest on deposits	5,311	3,176	17,129	11,103
Interest on short-term borrowings	265	221	1,034	739
Interest on long-term borrowings	348	41	912	57

Total interest expense	5,924	3,438	19,075	11,899
Net interest income	9,671	9,413	38,896	35,485
Provision for loan and lease losses	526	230	1,493	810
Net interest income after provision for loan and lease losses	9,145	9,183	37,403	34,675

Noninterest income:
Securities gains (losses)	0	(54)	3	4
Service charges on deposit accounts	815	801	3,137	2,878
Insurance agency commissions	1,329	1,390	6,744	6,384
Other income	782	603	2,955	2,232
Total noninterest income	2,926	2,740	12,839	11,498
Noninterest expenses:
Salaries and employee benefits	4,364	4,075	17,693	15,755
Occupancy expense of premises	421	394	1,655	1,542
Equipment expenses	285	272	1,293	1,110
Data processing	386	363	1,559	1,414
Directors' fees	129	153	536	590
Amortization of intangible assets	84	84	337	337
Other expenses	1,520	1,326	5,461	4,683
Total noninterest expense	7,189	6,667	28,534	25,431

Income before income taxes	4,882	5,256	21,708	20,742
Income tax expense	1,829	2,118	8,154	7,854

Net income	$3,053	$3,138	$13,554	$12,888

Basic net income per share (1)	$0.36	$0.38	$1.62	$1.55
Diluted net income per share (1)	$0.36	$0.37	$1.61	$1.55
Dividends declared per share (1)	$0.15	$0.14	$0.59	$0.53

(1) All per share data has been adjusted to give retroactive effect of a 3 for 2 stock split in the form of a stock dividend declared on May 4, 2006